Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Oruka Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(a)(2)	2,753,543	(3)	$10.11	$27,838,319.73	$153.10 per $1,000,000	$4,262.05
Equity	Common stock, $0.001 par value per share	Rule 457(a)(2)	550,709	(4)	$10.11	$5,567,667.99	$153.10 per $1,000,000	$852.41
Total Offering Amounts						$33,405,987.72		$5,114.46
Total Fee Offsets								—
Net Fee Due								$5,114.46

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Oruka Therapeutics, Inc. (the “Registrant”) that become issuable under the Oruka Therapeutics, Inc. 2024 Stock Incentive Plan (the “SIP”) and the Oruka Therapeutics, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Market, on February 28, 2025.

(3)	Represents the additional shares of Common Stock available under the SIP resulting from the annual increase in the number of authorized shares available for issuance on January 1, 2025.

(4)	Represents the additional shares of Common Stock available under the ESPP resulting from the annual increase in the number of authorized shares available for issuance on January 1, 2025.